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                                                  EXHIBIT 99



                                       JOHN E. WHEELER, JR.
                                       Executive Vice
                                       President and
                                       Chief Financial
                                       Officer
                                       (410) 659-4803

FOR IMMEDIATE RELEASE
Baltimore, Maryland - February 3, 2000

Crown Adopts Plan to Protect Shareholders' Rights

     On February 25, 1999, Crown Central Petroleum Corporation (CNPA and CNPB on the American Stock Exchange) announced that it had engaged Credit Suisse First Boston as financial advisor to provide the Company with financial advice and assistance in evaluating strategic alternatives to enhance shareholder value. In connection with that process, Crown has today adopted a one-year Shareholder Rights Plan in which rights to purchase its preferred stock will be distributed to holders of its common stock on February 15, 2000 to ensure that any strategic transaction undertaken by Crown will be one in which all stockholders can receive fair and equal treatment, and to guard against partial tender offers, open market accumulations and other abusive tactics that might result in unequal treatment of stockholders.
     Under the Plan, Crown's board of directors has created two new classes of preferred stock, known as Series A and Series B Junior Participating Preferred stock. Crown has declared a dividend distribution of one preferred stock purchase right on each outstanding share of its common stock. Each right entitles stockholders to buy one one-thousandth of a share of preferred stock at an exercise price of $16.00, with Crown's Class A common stock receiving purchase rights for the Series A preferred stock and Crown's Class B common stock receiving purchase rights for the Series B preferred stock.
     Generally, the rights become exercisable only if a person or group acquires a substantial block (i.e., 15% or more) of either class of common stock or announces a tender offer which may result in any person becoming the owner of a substantial block of either class. For persons currently owning in excess of 14% of any class, however, the rights plan "grandfathers" their current level of ownership (as indicated on such person's federal securities law filings) plus an additional 1% of that class.
     Under the plan, Crown's board of directors can pre-approve a tender offer or other transaction which would otherwise trigger the plan. If a person acquires a substantial block of either class of Crown's common stock other than pursuant to an offer or transaction which has been pre-approved by Crown's board of directors, each right then will entitle its holder to purchase a number of Crown's common shares having a market value at that time of twice the right's exercise price, except for the rights held by the person who acquired the substantial block of stock, which will become void and will not be exercisable to purchase shares at the bargain purchase price.
     If, after a person has acquired a substantial block of Crown common stock other than pursuant to an offer or transaction which has been pre-approved by Crown's board of directors, Crown is acquired in a merger or other business combination transaction, each right (other than the rights held by the owner of the substantial block) will entitle its holder to purchase a number of the acquiring company's common shares having a market value at the time of twice the right's exercise price.
     The rights plan permits Crown to redeem each purchase right at the option of the board of directors for $.001 per right or for one one-thousandth of a share of common stock, at any time before a person acquires a substantial block of either class of common stock. Until the rights become exercisable, no separate rights certificate will be issued to shareholders. Instead, the rights will be evidenced by the certificates for Crown's common stock. At the time the rights become exercisable, rights certificates will be distributed to holders of Crown's common stock. The plan will expire at the close of business on February 14, 2001.
     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 331 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Products pipelines.